Controlling Shareholder Sells Portion of MSEP Series B Preferred Shares
                           Change in Control for MSEP

SCOTTSDALE, AZ-September 1, 2005 --MotorSports Emporium, Inc. (OTCBB: MSEP) discloses a private sale of Series B Preferred Stock.

David Keaveney, President and CEO of MotorSports Emporium, Inc. stated, "On August 26, 2004, Intercontinental Assets Corp. acquired 2,500,000 shares of Series B Preferred Stock of Ten Stix, Inc. (now MotorSports Emporium, Inc.) through the conversion of a promissory note in the principal amount of $15,000 dated June 30, 2004 and amended August 26, 2004. Per the terms of the Certificate of Designation of the Series B Preferred Stock, the Series B Preferred Stock has voting rights based on an as-converted basis of 100 for 1. On a fully converted basis, the issued and outstanding Series B Preferred Stock account for 250,000,000 common shares of MSEP. Accordingly, Intercontinental Assets Corp established voting control of MotorSports Emporium, Inc. Robert C. Brehm is the principal shareholder, a director and officer of Intercontinental Assets Corp."

Keaveney continued, "The Series B Preferred Shares fundamentally influence the voting rights of MSEP. To further secure a growing business model it was essential to diversify the voting control of MSEP."

On August 9, 2005, Robert C. Brehm, on behalf of Intercontinental Asset Corp agreed to sell one half of its Series B shares, representing 1,250,000 Series B shares, to Sunnydale, LLC and CEO David Keaveney resulting effectively in a change of control of the company on a fully diluted basis.

"The company will continue to adhere to our aggressive growth strategy for the remainder of 2005 and beyond and without question, we firmly believe the better times for MSEP are definitely ahead of us" concluded Keaveney.

About MotorSports Emporium, Inc.

MotorSports Emporium Inc. is a fast-track company in the motor sports industry targeting enthusiasts who participate in die cast collectible cars, automobile restoration, high-performance accessories, motor sports-related collectibles, automotive and racing art, driver's apparel, race venues and exclusive product licensing through Prospeed GS610 Maximum Performance Brake Fluid. For more information visit www.motorsportsemporium.com and for product visit www.scalecars.com, www.driversdigs.com, www.pitstopstudios.com and www.gs610.com

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This news release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

Contact:

MotorSports Emporium Inc.
David Keaveney, 480-596-4002
info@motorsportsemporium.com

Source: MotorSports Emporium Inc.